Exhibit 99.1
FOR IMMEDIATE RELEASE
May 9, 2017
THE WALT DISNEY COMPANY REPORTS
SECOND QUARTER AND SIX MONTHS EARNINGS FOR FISCAL 2017

BURBANK, Calif. – The Walt Disney Company today reported quarterly earnings for its second fiscal quarter ended April 1, 2017. Diluted earnings per share (EPS) for the quarter increased 15% to $1.50 from $1.30 in the prior-year quarter. Excluding certain items affecting comparability(1), EPS for the quarter increased 10% to $1.50 from $1.36 in the prior-year quarter. EPS for the six months ended April 1, 2017 increased to $3.05 from $3.04 in the prior-year period. Excluding certain items affecting comparability(1), EPS for the six months increased 2%.
“Disney delivered another quarter of double-digit EPS growth, driven by the strong performance of our Studio and Parks and Resorts,” said Robert A. Iger, Chairman and Chief Executive Officer, The Walt Disney Company. “Our continued strong performance is a direct result of our proven strategic focus on great branded content, innovative technology and global growth. We’re pleased with our results in Q2 and remain confident in our ability to continue to deliver significant shareholder value over the long term.”

The following table summarizes the second quarter and six-month results for fiscal 2017 and 2016 (in millions, except per share amounts):

	Quarter Ended			Six Months Ended
	April 1, 2017	April 2, 2016	Change	April 1, 2017	April 2, 2016	Change
Revenues	$13,336	$12,969	3%	$28,120	$28,213	—%
Segment operating income (1)	$3,996	$3,822	5%	$7,952	$8,089	(2)%
Net income (2)(3)	$2,388	$2,143	11%	$4,867	$5,023	(3)%
Diluted EPS (2)(3)	$1.50	$1.30	15%	$3.05	$3.04	—%
EPS excluding certain items affecting comparability (1)(3)	$1.50	$1.36	10%	$3.05	$3.00	2%
Cash provided by operations	$3,438	$3,529	(3)%	$4,698	$5,985	(22)%
Free cash flow (1)	$2,555	$2,379	7%	$2,775	$3,429	(19)%

(1)	EPS excluding certain items affecting comparability, segment operating income and free cash flow are non-GAAP financial measures. See the discussion on pages 7 through 9.

(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

(3)	Includes an income tax benefit related to the adoption of new accounting rules for the tax effects of employee share-based awards (see further discussion under Income Taxes on page 5).

SEGMENT RESULTS
The following table summarizes the second quarter and six-month segment operating results for fiscal 2017 and 2016 (in millions):

	Quarter Ended			Six Months Ended
	April 1, 2017	April 2, 2016	Change	April 1, 2017	April 2, 2016	Change
Revenues:
Media Networks	$5,946	$5,793	3%	$12,179	$12,125	—%
Parks and Resorts	4,299	3,928	9%	8,854	8,209	8%
Studio Entertainment	2,034	2,062	(1)%	4,554	4,783	(5)%
Consumer Products & Interactive Media	1,057	1,186	(11)%	2,533	3,096	(18)%
	$13,336	$12,969	3%	$28,120	$28,213	—%
Segment operating income:
Media Networks	$2,223	$2,299	(3)%	$3,585	$3,711	(3)%
Parks and Resorts	750	624	20%	1,860	1,605	16%
Studio Entertainment	656	542	21%	1,498	1,556	(4)%
Consumer Products & Interactive Media	367	357	3%	1,009	1,217	(17)%
	$3,996	$3,822	5%	$7,952	$8,089	(2)%

Media Networks
Media Networks revenues for the quarter increased 3% to $5.9 billion and segment operating income decreased 3% to $2.2 billion.
The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Six Months Ended
	April 1, 2017	April 2, 2016	Change	April 1, 2017	April 2, 2016	Change
Revenues:
Cable Networks	$4,062	$3,955	3%	$8,490	$8,476	—%
Broadcasting	1,884	1,838	3%	3,689	3,649	1%
	$5,946	$5,793	3%	$12,179	$12,125	—%
Segment operating income:
Cable Networks	$1,791	$1,846	(3)%	$2,655	$2,821	(6)%
Broadcasting	344	302	14%	723	597	21%
Equity in the income of investees	88	151	(42)%	207	293	(29)%
	$2,223	$2,299	(3)%	$3,585	$3,711	(3)%
Cable Networks
Cable Networks revenues for the quarter increased 3% to $4.1 billion and operating income decreased 3% to $1.8 billion. The decrease in operating income was due to a decrease at ESPN, partially offset by increases at the Disney Channels and Freeform.

The decrease at ESPN was due to higher programming costs, partially offset by affiliate and advertising revenue growth. The programming cost increase was due to the shift in timing of College Football Playoff (CFP) bowl games relative to our fiscal quarter end and contractual rate increases for NBA programming. One CFP game was aired in the second quarter of the prior year, whereas four CFP games were aired in the current quarter. Affiliate revenue growth was due to contractual rate increases, partially offset by a decline in subscribers. Higher advertising revenue was due to higher rates, which included the benefit of the CFP timing shift, partially offset by lower impressions.
Higher results at the Disney Channels and Freeform were driven by lower programming costs and higher affiliate fees, partially offset by lower Freeform advertising revenue due to a decrease in impressions. Lower programming costs at the Disney Channels and Freeform was due to the timing of airing new seasons and a lower cost mix of Freeform programming. Affiliate revenue growth was due to contractual rate increases, partially offset by a decline in subscribers.
Broadcasting
Broadcasting revenues for the quarter increased 3% to $1.9 billion and operating income increased 14% to $344 million. The increase in operating income was due to higher program sales income, affiliate revenue growth and a decrease in primetime marketing costs. These operating income increases were partially offset by lower advertising revenue and higher programming costs. Higher operating income from program sales was driven by the sale of Iron Fist and higher sales of How to Get Away with Murder in the current quarter compared to the sale of Daredevil in the prior-year quarter. Additionally, results benefited from a lower cost mix of programs sold in the current quarter. These increases were partially offset by an unfavorable impact from foreign currency translation. Affiliate revenue growth was due to contractual rate increases. The decrease in advertising revenues included lower network impressions and lower political advertising at our owned television stations, partially offset by higher network rates. Higher programming costs were due to a higher cost mix of programming and contractual rate increases for acquired content.
Equity in the Income of Investees
Equity in the income of investees decreased 42% to $88 million due to a higher loss from Hulu, lower income at A +E Television Networks (A+E) and a loss at BAMTech, which was acquired in August 2016. The decrease at Hulu was due to higher content, marketing and labor costs, partially offset by higher advertising and subscription revenue. The decrease at A+E was due to lower advertising revenue.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 9% to $4.3 billion and segment operating income increased 20% to $750 million. Operating income growth for the quarter was due to the opening of Shanghai Disney Resort in the third quarter of the prior year and an increase at our domestic parks and resorts. Segment results were adversely impacted by the timing of the Easter holiday, which occurred in the second quarter of the prior year compared to the third quarter of the current year. This impact was partially offset by the shift of the New Year’s holiday relative to our fiscal periods. The New Year's holiday fell in the second quarter of the current year whereas it fell in the first quarter of the prior year.
Operating income growth at our domestic parks and resorts was due to higher volumes, driven by increased attendance and guest spending on food and beverage, as well as higher operating participant income from Disney Springs. These increases were partially offset by higher costs. Higher costs were due to labor and other cost inflation, increased marketing spend and higher expenses for new guest offerings, partially offset by efficiency initiatives.

Studio Entertainment
Studio Entertainment revenues for the quarter decreased 1% to $2.0 billion and segment operating income increased 21% to $656 million. Higher operating income was driven by growth in TV/SVOD distribution, lower film cost impairments and an increase in home entertainment results. These increases were partially offset by a lower revenue share from the Consumer Products & Interactive Media segment.
Higher TV/SVOD distribution results were driven by international growth and higher domestic rates, partially offset by the timing of domestic title availabilities.
The increase in home entertainment results was due to higher average net effective pricing reflecting a higher sales mix of new release and Blu-ray titles. New releases in the quarter included Moana and Doctor Strange compared to The Good Dinosaur in the prior-year quarter. This increase was partially offset by lower unit sales of Star Wars Classic titles.
Theatrical distribution results were comparable to the prior-year quarter. The current quarter benefited from lower pre-release marketing costs and the strong performance of Beauty and the Beast. However, these benefits were offset by the performance of Star Wars: The Force Awakens and Zootopia in the prior-year quarter compared to Rogue One: A Star Wars Story and Moana in the current quarter. Zootopia was released in the second quarter of the prior year, whereas Moana was released in the first quarter of the current year.
The decrease in revenue share with the Consumer Products & Interactive Media segment was due to stronger performance of merchandise based on Star Wars and Frozen in the prior-year quarter.

Consumer Products & Interactive Media
Consumer Products & Interactive Media revenues for the quarter decreased 11% to $1.1 billion and segment operating income increased 3% to $367 million. Higher operating income was due to an improvement at our games business driven by a favorable impact from the discontinuation of our Infinity console game business in the prior-year quarter. This benefit was largely offset by lower licensing results and a decline at our retail business.
The decrease in licensing results was due to lower revenue from products based on Star Wars and Frozen and an unfavorable impact from foreign currency translation. These decreases were partially offset by a decrease in revenue share with the Studio Entertainment segment in the current quarter and a benefit from licensee settlements.
Lower operating income at our retail business was due to lower comparable store sales, reflecting higher sales of Frozen and Star Wars merchandise in the prior-year quarter. This decrease was partially offset by sales of Moana merchandise in the current quarter.

OTHER FINANCIAL INFORMATION
Interest expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	April 1, 2017	April 2, 2016	Change
Interest expense	$(115)	$(81)	(42)%
Interest and investment income	31	14	>100%
Interest expense, net	$(84)	$(67)	(25)%
The increase in interest expense for the quarter was due to lower capitalized interest and higher average interest rates. Capitalized interest was lower due to the completion of the majority of construction at Shanghai Disney Resort in the prior-year third quarter.
The increase in interest and investment income for the quarter was primarily due to gains on sales of investments in the current quarter.

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	April 1, 2017	April 2, 2016	Change
Effective income tax rate	32.3%	34.0%	1.7	ppt
The decrease in the effective income tax rate for the quarter was primarily due to the favorable impact from the adoption of a new accounting pronouncement ($53 million). In the first quarter of the current year, the Company adopted new accounting guidance, which requires that excess tax benefits or tax deficiencies on employee share-based awards be included in “Income taxes” in the Condensed Consolidated Statement of Income. These amounts were previously recorded in “Common stock” in the Condensed Consolidated Balance Sheet. An excess tax benefit arises when the value of an employee share-based award on the exercise or vesting date is higher than the fair value on the grant date. A tax deficiency arises when the value on the exercise or vesting date is lower than the grant date fair value.

Noncontrolling Interests

	Quarter Ended
(in millions)	April 1, 2017	April 2, 2016	Change
Net income attributable to noncontrolling interests	$151	$133	(14)%
The increase in net income attributable to noncontrolling interests for the quarter was driven by an improvement at Shanghai Disney Resort and the impact of the Company’s increased ownership interest in Disneyland Paris, partially offset by the impact of lower net income at ESPN.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Six Months Ended
	April 1, 2017	April 2, 2016	Change
Cash provided by operations	$4,698	$5,985	$(1,287)
Investments in parks, resorts and other property	(1,923)	(2,556)	633
Free cash flow (1)	$2,775	$3,429	$(654)

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 7 through 9.

Cash provided by operations for the first six months of fiscal 2017 decreased by $1.3 billion from $6.0 billion in the prior-year quarter to $4.7 billion in the current quarter. The decrease was due to higher pension plan contributions and film and television production spending in fiscal 2017.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Six Months Ended
	April 1, 2017	April 2, 2016
Media Networks
Cable Networks	$60	$33
Broadcasting	33	44
Total Media Networks	93	77
Parks and Resorts
Domestic	1,093	1,131
International	579	1,172
Total Parks and Resorts	1,672	2,303
Studio Entertainment	47	44
Consumer Products & Interactive Media	8	20
Corporate	103	112
Total investments in parks, resorts and other property	$1,923	$2,556
Capital expenditures decreased by $633 million to $1.9 billion due to lower spending at Shanghai Disney Resort.

Depreciation expense was as follows (in millions):

	Six Months Ended
	April 1, 2017	April 2, 2016
Media Networks
Cable Networks	$71	$74
Broadcasting	46	45
Total Media Networks	117	119
Parks and Resorts
Domestic	650	636
International	313	170
Total Parks and Resorts	963	806
Studio Entertainment	23	24
Consumer Products & Interactive Media	31	30
Corporate	129	124
Total depreciation expense	$1,263	$1,103

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items affecting comparability, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items affecting comparability, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items affecting comparability – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about EPS exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported EPS to EPS excluding certain items affecting comparability for the quarter.

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense (1)	After-Tax Income/Loss (2)	EPS (3)	Change vs. prior year period
Quarter Ended April 1, 2017:
As reported	$3,751	$(1,212)	$2,539	$1.50

Quarter Ended April 2, 2016:
As reported	$3,446	$(1,170)	$2,276	$1.30	15%
Exclude(4):
Infinity Charge	147	(53)	94	0.06
Excluding certain items affecting comparability(3)	$3,593	$(1,223)	$2,370	$1.36	10%

Six Months Ended April 1, 2017:
As reported	$7,476	$(2,449)	$5,027	$3.05

Six Months Ended April 2, 2016:
As reported	$7,804	$(2,618)	$5,186	$3.04	—%
Exclude(4):
Vice Gain	(332)	123	(209)	(0.13)
Infinity Charge	147	(53)	94	0.06
Restructuring and impairment charges	81	(30)	51	0.03
Excluding certain items affecting comparability(3)	$7,700	$(2,578)	$5,122	$3.00	2%

(1)	Tax benefit/expense adjustments are determined using the tax rate applicable to the individual item affecting comparability.

(2)	Before noncontrolling interest share.

(3)	Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.

(4)
Items affecting comparability during the quarter ended April 2, 2016 included a $147 million charge in connection with the discontinuation of our Infinity console game business (Infinity Charge). For the six-month period ended April 2, 2016, items affecting comparability included the Company’s share of a net gain recognized by A+E Television Networks in connection with their acquisition of an interest in Vice Group Holding, Inc. (Vice Gain), the Infinity Charge and restructuring and impairment charges due to an investment impairment ($54 million pre-tax) and contract termination and severance costs ($27 million pre-tax).

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Six Months Ended
	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016
Segment operating income	$3,996	$3,822	$7,952	$8,089
Corporate and unallocated shared expenses	(161)	(162)	(293)	(298)
Restructuring and impairment charges	—	—	—	(81)
Interest expense, net	(84)	(67)	(183)	(91)
Vice Gain	—	—	—	332
Infinity Charge(1)	—	(147)	—	(147)
Income before income taxes	3,751	3,446	7,476	7,804
Income taxes	(1,212)	(1,170)	(2,449)	(2,618)
Net income	$2,539	$2,276	$5,027	$5,186

(1)
The Infinity Charge was primarily due to an inventory write-down. The charge also included severance and other asset impairments and was reported in "Cost of products" in the Condensed Consolidated Statement of Income.

CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, May 9, 2017, at 4:30 PM EDT/1:30 PM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect entertainment, travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	demand for our products and services;

•	expenses of providing medical and pension benefits; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 1, 2016 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Six Months Ended
	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016
Revenues:
Services	$11,487	$11,171	$23,893	$23,793
Products	1,849	1,798	4,227	4,420
Total revenues	13,336	12,969	28,120	28,213
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	(5,839)	(5,566)	(12,859)	(12,622)
Cost of products (exclusive of depreciation and amortization)	(1,130)	(1,298)	(2,516)	(2,865)
Selling, general, administrative and other	(1,941)	(2,137)	(3,926)	(4,162)
Depreciation and amortization	(676)	(605)	(1,363)	(1,212)
Total costs and expenses	(9,586)	(9,606)	(20,664)	(20,861)
Restructuring and impairment charges	—	—	—	(81)
Interest expense, net	(84)	(67)	(183)	(91)
Equity in the income of investees	85	150	203	624
Income before income taxes	3,751	3,446	7,476	7,804
Income taxes	(1,212)	(1,170)	(2,449)	(2,618)
Net income	2,539	2,276	5,027	5,186
Less: Net income attributable to noncontrolling interests	(151)	(133)	(160)	(163)
Net income attributable to The Walt Disney Company (Disney)	$2,388	$2,143	$4,867	$5,023

Earnings per share attributable to Disney:
Diluted	$1.50	$1.30	$3.05	$3.04

Basic	$1.51	$1.31	$3.07	$3.06

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,591	1,643	1,597	1,655

Basic	1,580	1,633	1,586	1,643

Dividends declared per share	$—	$—	$0.78	$0.71

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	April 1, 2017	October 1, 2016
ASSETS
Current assets
Cash and cash equivalents	$3,800	$4,610
Receivables	9,293	9,065
Inventories	1,304	1,390
Television costs and advances	1,133	1,208
Other current assets	740	693
Total current assets	16,270	16,966
Film and television costs	6,974	6,339
Investments	4,155	4,280
Parks, resorts and other property
Attractions, buildings and equipment	50,785	50,270
Accumulated depreciation	(27,646)	(26,849)
	23,139	23,421
Projects in progress	3,023	2,684
Land	1,237	1,244
	27,399	27,349
Intangible assets, net	6,845	6,949
Goodwill	27,831	27,810
Other assets	2,333	2,340
Total assets	$91,807	$92,033

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$8,077	$9,130
Current portion of borrowings	4,865	3,687
Unearned royalties and other advances	4,423	4,025
Total current liabilities	17,365	16,842
Borrowings	16,788	16,483
Deferred income taxes	4,006	3,679
Other long-term liabilities	6,381	7,706
Commitments and contingencies
Equity
Preferred stock, $.01 par value, Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value, Authorized – 4.6 billion shares, Issued – 2.9 billion shares	36,100	35,859
Retained earnings	69,708	66,088
Accumulated other comprehensive loss	(3,880)	(3,979)
	101,928	97,968
Treasury stock, at cost, 1.3 billion shares	(58,144)	(54,703)
Total Disney Shareholders’ equity	43,784	43,265
Noncontrolling interests	3,483	4,058
Total equity	47,267	47,323
Total liabilities and equity	$91,807	$92,033

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Six Months Ended
	April 1, 2017	April 2, 2016
OPERATING ACTIVITIES
Net income	$5,027	$5,186
Depreciation and amortization	1,363	1,212
Deferred income taxes	126	797
Equity in the income of investees	(203)	(624)
Cash distributions received from equity investees	397	383
Net change in film and television costs and advances	(428)	35
Equity-based compensation	189	205
Other	261	320
Changes in operating assets and liabilities:
Receivables	(284)	(542)
Inventories	90	218
Other assets	103	63
Accounts payable and other accrued liabilities	(1,934)	(746)
Income taxes	(9)	(522)
Cash provided by operations	4,698	5,985

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,923)	(2,556)
Acquisitions	(557)	(400)
Other	90	(82)
Cash used in investing activities	(2,390)	(3,038)

FINANCING ACTIVITIES
Commercial paper borrowings, net	914	709
Borrowings	2,053	3,766
Reduction of borrowings	(1,233)	(626)
Dividends	(1,237)	(1,168)
Repurchases of common stock	(3,500)	(4,391)
Proceeds from exercise of stock options	186	160
Other	(232)	(654)
Cash used in financing activities	(3,049)	(2,204)

Impact of exchange rates on cash and cash equivalents	(69)	3

Change in cash and cash equivalents	(810)	746
Cash and cash equivalents, beginning of period	4,610	4,269
Cash and cash equivalents, end of period	$3,800	$5,015

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601